UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Extra Space Storage Inc.

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EXTRA SPACE STORAGE INC.

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, UT 84121

April 7, 2016

Dear Fellow Stockholder:

I am pleased to invite you to the 2016 Annual Meeting of Stockholders of Extra Space Storage Inc., which will be held on Tuesday, May 24, 2016, at 11:00 a.m. Mountain Time at the Extra Space Storage Inc. corporate offices located at 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121.

You will find more information about the meeting in the attached notice and proxy statement.

We encourage you to vote so that your shares will be represented at the meeting. Information on how you may vote your shares appears on the following pages.

Sincerely,

Spencer F. Kirk

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:	11:00 a.m., Mountain Time, Tuesday, May 24, 2016

Place:	Extra Space Storage Inc. corporate offices, 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121

Record Date:	Stockholders at the close of business on March 28, 2016 are entitled to vote.

Matters to be voted upon:	•	Election of seven members of the board of directors for terms expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualify;

	•	Ratification of the engagement of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016;

	•	Non-binding advisory vote on the compensation of the Company’s named executive officers; and

	•	Any other business properly brought before the meeting or any adjournments or postponements thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

We sent a Notice of Internet Availability of Proxy Materials on or about April 7, 2016, and provided access to our proxy materials over the Internet, beginning April 7, 2016, for the holders of record and beneficial owners of our common stock as of the close of business on the record date. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review this proxy statement and our annual report and authorize a proxy online to vote your shares. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

Your proxy is important. Regardless of whether you plan to attend the annual meeting, please authorize your proxy by Internet, or if you received a paper copy of the materials by mail, please mark, sign, date and return your proxy card, so that your shares will be represented at the annual meeting.

Gwyn G. McNeal

Secretary

Salt Lake City, Utah

April 7, 2016

i

EXTRA SPACE STORAGE INC.

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

to be held at 11:00 a.m., Mountain Time, May 24, 2016

at the Extra Space Storage Inc. corporate offices in Salt Lake City, Utah

We are furnishing this proxy statement to our stockholders in connection with the 2016 annual meeting of stockholders.

Our board of directors is soliciting proxies of our stockholders to vote their shares at the annual meeting. These proxy materials have been prepared by our management for the board of directors. This proxy statement and the form of proxy are first being furnished to our stockholders on or about April 7, 2016.

VOTING

Voting Shares at the Annual Meeting

Holders of record of our common stock as of the close of business on the record date, March 28, 2016, are entitled to receive notice of, and to vote at, the annual meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting and each share of common stock entitles the holder thereof to one vote. At the close of business on March 28, 2016, there were 125,129,324 shares of common stock outstanding. Stockholders can vote in person at the annual meeting or by proxy. There are two ways to authorize a proxy to vote your shares:

•	By Internet—You can authorize your proxy over the Internet at www.voteproxy.com by following the instructions on the proxy card; or

•	By Mail—If you received your proxy materials by mail, you can authorize a proxy by mail by signing, dating and mailing the enclosed proxy card.

Internet proxy facilities for stockholders of record will be available 24 hours a day and will close at 9:59 p.m., Mountain Time, Monday, May 23, 2016.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet proxy authorization also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

Shares will be voted as the stockholder of record instructs. The persons named as proxies on the proxy card will vote as recommended by our board of directors on any matter for which a stockholder has not given instructions. The board of directors’ recommendations appear on the following page herein.

Revoking a Proxy

Stockholders of record may revoke their proxy and change their votes any time before their votes are cast by:

•	giving written notice of revocation to our Corporate Secretary at our address prior to the annual meeting;

•	authorizing a proxy again on a later date on the Internet (only the latest Internet proxy submitted prior to the annual meeting will be counted);

•	signing and forwarding to us a later-dated proxy; or

•	attending the annual meeting and voting their shares of common stock in person.

Quorum and Vote Counting

The annual meeting requires a quorum, which means that a majority of the shares issued and outstanding as of the record date must be represented at the meeting. If a stockholder grants a proxy or attends the meeting in person, that stockholder’s shares will be counted to determine whether a quorum is present, even if the stockholder abstains from voting on some or all matters introduced at the meeting. “Broker non-votes” (as described below) also count for quorum purposes.

If shares are held through a broker, bank or other nominee, generally the nominee may vote the shares it holds for the stockholder in accordance with the stockholder’s instructions. However, if the nominee has not received instructions within ten days prior to the meeting, the nominee may vote in its discretion only on matters that the New York Stock Exchange (the “NYSE”) determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a “broker non-vote” on that matter.

Each of the seven nominees for director must receive a majority of the votes cast for and against such nominee to be elected as director. All other matters must be approved by a majority of the votes cast on such matter. Abstentions and broker non-votes are counted as present and entitled to vote, but they are not counted as votes for or against any proposal and therefore have no effect on the outcome of any of the matters to be voted upon at the annual meeting.

American Stock Transfer  & Trust Company, our transfer agent and registrar, will assist in the distribution of proxy materials and tabulation of votes.

Costs of Soliciting Proxies

We pay the costs of soliciting proxies. In addition to solicitation by Internet and mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the Securities and Exchange Commission (the “SEC”) and the NYSE.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 24, 2016

Electronic copies of our proxy statement and annual report for fiscal year 2015 are available at our website, www.extraspace.com, under Investor Relations.

Recommendations of the Board of Directors

FOR the election of the following persons to the board of directors to serve until the 2017 annual meeting and until their successors are duly elected and qualify:

Kenneth M. Woolley

Spencer F. Kirk

Karl Haas

Diane Olmstead

Roger B. Porter

Gary B. Sabin

K. Fred Skousen

FOR the ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

FOR the approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in this proxy statement.

Principal Stockholders

The following table shows the number of shares of our common stock beneficially owned by each person known to us as having beneficial ownership of more than five percent of our common stock based on filings with the SEC that were provided to the Company. The number of shares is as of the most recent date the information was available, as shown in the table footnotes.

Name	Number of Shares Owned	Percent of Class(1)
The Vanguard Group, Inc.(2)	17,528,678	14.01%
BlackRock, Inc.(3)	13,461,478	10.76%
Fidelity Management & Research Company (4)	9,102,524	7.27%
Cohen & Steers, Inc.(5)	7,304,572	5.84%

(1)	Based on a total of 125,129,324 shares of our common stock outstanding as of March 28, 2016.

(2)	Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 83,462 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 355,885 shares as a result of its serving as investment manager of Australian investment offerings. Also includes 8,346,119 shares beneficially owned by Vanguard Specialized Funds — Vanguard REIT Index Fund, which has sole voting power over these shares. The address for The Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information is based on information disclosed in The Vanguard Group, Inc.’s Schedule 13G/A, filed with the SEC on February 9, 2016, and Vanguard Specialized Funds — Vanguard REIT Index Fund’s Schedule 13G/A, filed with the SEC on February 9, 2016.
(3)	Based on information disclosed in BlackRock, Inc.‘s Schedule 13G/A filed with the SEC on January 8, 2016. Includes shares beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock (Luxembourg) S.A., Blackrock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd, and BlackRock Life Limited. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4)	Based on information disclosed in FMR LLC Schedule 13G/A filed with the SEC on February 12, 2016. FMR LLC holds a 100% interest in Fidelity Management & Research Company, a registered investment advisor. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(5)	Based on information disclosed in Cohen & Steers, Inc.‘s Schedule 13G/A filed with the SEC on February 16, 2016. Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., a registered investment advisor. Cohen & Steers Capital Management, Inc. beneficially owns 7,161,394 shares. The address for Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

Nominees for Directors

The following table presents the name, age and the position(s) with us currently held by each person nominated as a director:

Name	Age	Title
Kenneth M. Woolley	69	Executive Chairman
Spencer F. Kirk	54	Director and Chief Executive Officer (“CEO”)
Karl Haas	64	Director
Diane Olmstead(1)(2)	63	Director
Roger B. Porter(1)(2)	69	Director
Gary B. Sabin (1)	61	Director
K. Fred Skousen(1)(2)	73	Director

(1)	Member of Audit Committee.
(2)	Member of Compensation, Nominating and Governance Committee (“CNG Committee”).

Kenneth M. Woolley serves as the Company’s Executive Chairman. Mr. Woolley is the founder of our Company, served as our Chairman and CEO from our formation through March 2009, Chief Investment Officer (“CIO”) from July 2012 to July 2013 and was formerly Chief Executive Officer of our predecessor. Mr. Woolley resigned from his position as Chairman and CEO of the Company effective April 1, 2009, to serve a voluntary three-year mission for his church, during which time he remained as a director. Mr. Woolley has been involved in the self-storage industry since 1977. He has been directly responsible for developing over 165 properties and acquiring over 625 self-storage properties throughout the United

States. Early in his career he was a management consultant with the Boston Consulting Group. From 1979 to 1998, he was an Associate Professor, and later an Adjunct Associate Professor of Business Administration at Brigham Young University, where he taught undergraduate and MBA classes in Corporate Strategy and Real Estate. Mr. Woolley has also developed more than 13,000 apartment units through his Las Vegas entity, Nevada West Partners. He is also a partner in New York based Gala Real Estate, which owns 16,500 apartment units and 600,000 square feet of office space. He has also founded several companies in the retail, electronics, food manufacturing and natural resources industries. Mr. Woolley currently serves as a trustee and a member of the compensation committee of American Homes 4 Rent. Mr. Woolley holds a B.A. in physics from Brigham Young University and an M.B.A. and Ph.D. in business administration from the Stanford Graduate School of Business. Mr. Woolley has been a member of our board of directors since August 2004. Mr. Woolley was selected to serve as Executive Chairman based on his experience and knowledge of our Company and his extensive experience in the self-storage industry.

Spencer F. Kirk serves as the Company’s CEO and as a director. Mr. Kirk served as the Company’s Chairman and CEO from April 1, 2009 to July 1, 2012, and served as the Company’s President from September 2007 to April 2009. He previously served as Executive Vice President of the Company’s predecessor from 1998 to 2004. Mr. Kirk has served as a director of the Company since its initial public offering in 2004. As the owner of more than 3.1 million shares, Mr. Kirk is the Company’s largest private individual stockholder. Before his involvement with the Company, Mr. Kirk co-founded Megahertz Corporation in 1985, which became the leading manufacturer of modems for laptop computers in the world. With Mr. Kirk serving as Chairman and CEO, Megahertz grew from a basement operation to the leading supplier of solution-oriented mobile data communications products. Megahertz went public in 1993 and in 1995 was acquired by US Robotics, which was later acquired by 3Com Corporation. Mr. Kirk holds a B.A. in finance and an M.B.A. from the University of Utah. Mr. Kirk was selected to serve as CEO and as a member of our board based on his knowledge of the Company and the self-storage industry, his extensive experience in the management of public companies, and his leadership and organizational skills.

Karl Haas served as the Company’s Executive Vice President of Operations and Chief Operations Officer (“COO”) from November 2006 until his retirement on December 31, 2013. Mr. Haas was our Senior Vice President of Operations from the acquisition of Storage USA in July 2005 to November 2006. Prior to the acquisition of Storage USA, Mr. Haas served as Executive Vice President of Management for Storage USA from 1994 to July 2005. He was Executive Vice President of Storage USA Management Corp. from 1988 to 1991. During 1991, Mr. Haas became Storage USA Management Corp’s President and COO. Mr. Haas holds a B.S. in business administration, with an emphasis in accounting, from the University of Maryland at College Park. Mr. Haas worked for Arthur Young & Co. for ten years, leaving in 1983 as an Audit Principal. In 1983, Mr. Haas joined a Baltimore, Maryland real estate development / entrepreneur firm. From 1983 through 1988, he fulfilled various roles, including accounting, finance and management of various real estate management and other operating businesses. Mr. Haas has been a member of our board of directors since May 2014. Mr. Haas was selected to serve as a member of our board based on his experience and extensive knowledge of the self-storage industry and his knowledge of and experience with the Company.

Diane Olmstead is Co-CEO of W3 Partners, which she co-founded in 2009 with Susan Sagy. Ms. Olmstead oversees W3’s acquisitions, financing activities, fundraising and client relations. Ms. Olmstead has 33 years of direct experience in investing, corporate finance and capital-raising. During that time, she has originated and closed over $2 billion in loans, property acquisitions and joint ventures, and has executed the workout and restructuring of over $1.3 billion of real estate assets. Prior to co-founding W3, Ms. Olmstead was a principal at CIM Group from 2005 to 2009. Ms. Olmstead opened their San Francisco office where she headed acquisitions and development in Northern California and the Pacific Northwest and was a voting member of the Investment Committee. Prior to CIM Group, from 2000 to 2005, Ms. Olmstead was an Executive VP of iStar and responsible for all activities in iStar’s Western Region, including origination of structured finance transactions and acquisition of triple net lease assets. From 1983 to 2000, Ms. Olmstead worked in positions of asset management, lending, acquisitions and equity raising with Arthur Andersen LLP, USF&G Corporation, Cigna Corporation and Aetna, Inc. Ms. Olmstead received an M.B.A. from Pepperdine University. She serves on the board of Mercy Housing, Inc. and Synedgen, Inc. (a bio-tech company), and is a member of the Urban Land Institute and the Policy Advisory Board of the Fisher Center for Real Estate and Urban Development (U.C. Berkeley). Ms. Olmstead has been a member of our board of directors since December 2013. Ms. Olmstead was elected to serve as a member of our board based on her experience in real estate investing, acquisitions and corporate finance.

Roger B. Porter is the IBM Professor of Business and Government and the Master of Dunster House at Harvard University. Mr. Porter served for more than a decade in various senior economic policy positions in the Ford, Reagan and George H.W. Bush White Houses. Under President George H.W. Bush, Mr. Porter served as Assistant to the President for Economic and Domestic Policy from 1989 to 1993. Mr. Porter is a director of Tenneco, Inc., Zions Bancorporation and Packaging Corporation of America. Mr. Porter served as a director of Pactiv Corporation from November 1999 through

November 2010. Mr. Porter holds a B.A. from Brigham Young University and was selected as a Rhodes Scholar and Woodrow Wilson Fellow, receiving his B.Phil. from Oxford University. He received his M.A. and Ph.D. from Harvard University. He has been a member of our board of directors since August 2004. Mr. Porter was selected to serve as a member of our board, our lead independent director, and our CNG Committee chairman based on his background as a professor of Business and Government at Harvard University and his service in government, which allows him to bring a unique perspective to the board, including an understanding of broad economic issues and trends, insight into government actions and policy changes, and how such matters may affect our business. In addition, his service on the board of directors of a variety of major public companies provides him an understanding of the strategic, operational and financial issues faced by large public companies.

Gary B. Sabin served as Chairman and Chief Executive Officer of Excel Trust, Inc., a retail focused REIT, from its formation in December 2009 until July 2015. Since October 2003, Mr. Sabin has served as Chairman, Chief Executive Officer and President of Excel Realty Holdings. From September 2001 to October 2003, Mr. Sabin served as Co-Chairman and Chief Executive Officer of Price Legacy Corporation. From November 1997 to September 2001, Mr. Sabin served as Chairman, President and Chief Executive Officer of Excel Legacy Corporation. From September 1998 to April 1999, Mr. Sabin served as a Director and President of New Plan Excel Realty Trust. From January 1989 to September 1998, Mr. Sabin served as Chairman, President and Chief Executive Officer of Excel Realty Trust. In addition, Mr. Sabin has served as Chief Executive Officer of various companies since his founding of Excel Realty Trust Inc.’s predecessor company and its affiliates beginning in 1978. He has been active for over 35 years in diverse aspects of the real estate industry. Mr. Sabin also currently serves as chairman of The Sabin Children’s Foundation and Vice Chairman of the Cystic Fibrosis Foundation. Mr. Sabin received a Master’s Degree in Management from Stanford University as a Sloan Fellow and a Bachelor of Science in Finance from Brigham Young University. Mr. Sabin has been a member of our board of directors since July 2015. Mr. Sabin was selected to serve as a member of our board and as a member of our Audit Committee based on his executive leadership experience in public REITs and other real estate companies and his experience in finance.

K. Fred Skousen served as the Advancement Vice President at Brigham Young University until his retirement in January 2010. Previously, he was Dean of the Marriott School of Management and Director of the School of Accountancy at Brigham Young University. Mr. Skousen has been a consultant to the Financial Executive Research Foundation, the Controller General of the United States, the Federal Trade Commission and several large companies. Mr. Skousen has served as a faculty member at the University of Minnesota, the University of California, Berkeley, and the University of Missouri, as well as a faculty resident on the staff of the SEC and a faculty fellow at Price Waterhouse and Co. He served as Director of Research and a member of the Executive Committee of the American Accounting Association, is a former member of the American Institute of CPAs and is a former President of the Utah Association of CPAs. Mr. Skousen earned a B.A. from Brigham Young University and an M.S. and Ph.D. from the University of Illinois. He is the author or co-author of over 50 books and articles on accounting and business topics. He has been a member of our board of directors since August 2004. Mr. Skousen was selected to serve as a member of our board and our Audit Committee chairman based on his expertise, financial literacy and over 40 years of extensive experience in accounting education, research, and consulting with major companies and government agencies, including through his service on several boards of directors and audit committees.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines titled “Corporate Governance Guidelines,” which are available at www.extraspace.com under Investor Relations—Corporate Governance. These principles were adopted by the board of directors to help ensure that the board of directors is independent from management, adequately oversees management and that the interests of the board of directors and management align with the interests of our stockholders.

Director Independence

In accordance with the NYSE rules, the board of directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the listing standards of the NYSE. We have not adopted any additional standards for independence outside those listed by the NYSE. The listing requirements of the NYSE require that a majority of the members of a listed company’s board of directors and that all members of its audit committee and compensation, nominating and governance committee be independent.

Based on these standards, the board of directors has determined that all of the Company’s non-employee directors, with the exception of Karl Haas, are independent and have no relationship with the Company, except as a director and stockholder of the Company. Further, the board of directors had previously determined that Joseph D. Margolis was independent in accordance with the listing standards of the NYSE prior to his appointment as the Company’s CIO in July 2015.

Nomination of Directors

The CNG Committee is responsible for screening potential director candidates and recommending qualified candidates to the board of directors for nomination. The CNG Committee’s policy is to consider director candidates recommended by stockholders. Stockholder nominations of directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the committee to assess his or her qualifications. Nominations should be addressed to the Company’s Corporate Secretary at the following address:

Extra Space Storage Inc.

Attn: Corporate Secretary

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

Recommendations received from stockholders will be considered and processed subject to the same criteria as candidates nominated by the CNG Committee, as discussed below.

Qualifications

The board of directors has developed criteria that are designed to describe the qualities and characteristics desirable for the board of directors as a whole in order to provide a broad diversity of experience, professions, skills and backgrounds. The criteria and the effectiveness of our nomination policies are reviewed annually by the CNG Committee and the board of directors. In general, they require that each director or nominee:

•	is committed to enhancing long-term stockholder value and possesses a high level of personal and professional ethics;

•	has sound business judgment and integrity;

•	has financial literacy or other business or professional experience relevant to understanding our business;

•	has the ability to think and act independently; and

•	has demonstrated the capacity to work constructively with others.

In July 2015, the CNG Committee recommended Gary B. Sabin to the board of directors to fill the vacancy left when Mr. Margolis was appointed the Company’s CIO.

Communications with the Board and its Committees

Any stockholder or other interested party may communicate with the board of directors, the independent board members, the Chairman, any of the committees of the board of directors, or one or more of its individual members, by directing correspondence to any such individual or group of individuals in care of the Corporate Secretary, Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121 or by referring to the “Stockholder Communication Policy” at www.extraspace.com under Investor Relations—Corporate Governance.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics (the “Code”) outlines the principles of conduct and ethics to be followed by our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. The purpose of the Code is to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	promote avoidance of conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	promote full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by the Company;

•	promote compliance with applicable governmental laws, rules and regulations;

•	promote the prompt internal reporting to an appropriate person or committee of violations of the Code;

•	promote accountability for adherence to the Code;

•	provide guidance to employees, officers and directors to help them recognize and deal with ethical issues; and

•	provide mechanisms to report unethical conduct and help foster our longstanding culture of honesty and accountability.

A copy of the Code has been provided to, and signed by, each of our directors, officers and employees. A copy of the Code may be found on our website at www.extraspace.com under Investor Relations—Corporate Governance.

Whistleblowing and Whistleblower Protection Policy

The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. If you wish to contact the Audit Committee to report complaints or concerns relating to the financial reporting of the Company, you may do so by (a) calling the Compliance Hotline at 1-800-637-9894, (b) emailing the Company’s Compliance Email Box at whistleblower@extraspace.com, or (c) delivering the report via regular mail, which may be mailed anonymously, to the Audit Committee, c/o Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121.

LEADERSHIP STRUCTURE, RISK OVERSIGHT, MEETINGS AND COMMITTEES OF THE BOARD

Leadership Structure

Our board of directors is currently comprised of seven directors, four of whom are independent under the listing standards of the NYSE. Independent directors and management have different perspectives and roles in strategy development and execution. Our independent directors bring experience, oversight and expertise from outside the Company and across various industries and disciplines, including the self-storage industry, finance, public company management and academics. Our Executive Chairman, CEO and our former COO bring extensive company-specific experience and expertise to their roles.

Mr. Woolley serves as the Company’s Executive Chairman, and Mr. Kirk serves as the Company’s CEO, and as a director. In addition, Mr. Haas formerly served as the Company’s Executive Vice President of Operations and COO. We believe this arrangement enables Messrs. Kirk, Woolley and Haas to provide strategic vision and leadership to the Company in their roles as directors and officers (or former officer, in the case of Mr. Haas). Mr. Woolley and Mr. Haas have extensive experience in the industry and an in-depth understanding of the elements of our business that impact our strategy. Mr. Kirk is an experienced executive with the company-specific knowledge, skills and capacity to carry out the role of CEO with excellence as he provides leadership and direction for the tactical execution of the Company’s business plans and strategic initiatives.

The board has a governance structure that includes regular meetings of the independent directors in executive session and with the Company’s internal auditors, external auditors and other consultants. Our board of directors has appointed Roger B. Porter as the lead independent director to help facilitate and strengthen the role of the independent directors. The lead independent director: (1) chairs all executive sessions of the board; (2) consults with management and the other members of the board regarding board meeting agendas; (3) serves as the principal liaison between management and the independent directors; and (4) performs such other functions as the board of directors or independent directors may designate from time to time.

Risk Oversight

The board of directors believes that an important part of its responsibilities is to oversee and coordinate with management to assess the major risks that we face and to review our options for monitoring and controlling these risks. At board meetings, management discusses with the board of directors matters of particular importance or concern, including any significant areas of risk meriting board attention. The Audit Committee has specific responsibility for discussing and reviewing policies with respect to risk assessment and risk management, including setting guidelines and policies to govern the process by which risk assessment and risk management is undertaken. The Audit Committee takes an active role in this process and communicates the results to the full board of directors. The CNG Committee oversees risks relating to our compensation policies and practices, as well as CEO and executive officer succession, and provides reports to the full board of directors. The CNG Committee works with a compensation risk analysis committee that is comprised of members of management, which has the responsibility to review our compensation policies as they relate to risk management practices and risk-taking incentives. We have conducted a risk assessment of our compensation programs and policies from a legal and human resources perspective and reviewed and discussed this assessment with the CNG Committee. Based on this assessment, we concluded that we do not have any compensation programs or practices which would reasonably be likely to have a material adverse effect on our Company.

Attendance at Meetings of the Board and its Committees

The board of directors holds at least four regularly scheduled meetings per year and additional special meetings as necessary. Each director is expected to attend all regularly scheduled and special meetings, unless unusual circumstances make attendance impractical. The board of directors may also take action from time to time by written or electronic consent. For the year ended December 31, 2015, the board of directors conducted a total of seven meetings. Each director attended at least 75% of the meetings of the board of directors and of any committees on which he or she served during this period.

Meetings of Independent Directors

The independent directors hold regularly scheduled meetings in executive session without the presence of management. The lead independent director chairs these sessions. Roger B. Porter currently serves as the lead independent director. Stockholders wishing to communicate directly with Mr. Porter or the independent directors may send correspondence addressed in care of:

Extra Space Storage Inc.

Attn: Corporate Secretary

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

Committees of the Board of Directors

The board of directors has two standing committees: the Audit Committee and the Compensation, Nominating and Governance Committee (CNG). The committees on which each director serves are listed above in “Information about the Board of Directors and its Committees—Nominees for Directors.”

Audit Committee

The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the independent auditors for the Company, and sole authority to establish pre-approval policies and procedures for audit and non-audit engagements with the independent auditors. The Audit Committee also oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of the financial statements and reports and compliance with laws, regulations and corporate policies of the Company. Additionally, the Audit Committee oversees the independent auditor’s qualifications, performance and independence; monitors communications with the independent auditor; and monitors the performance of the internal audit function at the Company. A copy of the Audit Committee’s charter is available at the Company’s website www.extraspace.com under Investor Relations—Corporate Governance.

Mr. Skousen is the chairman. Ms. Olmstead, Mr. Porter and Mr. Sabin serve as members of the Audit Committee. In accordance with the rules of the NYSE, the board of directors has determined that each of the current members of the Audit Committee is independent as defined by the Audit Committee’s charter and Section 303A of the NYSE Listing Standards.

The board of directors has determined that Mr. Skousen is an “audit committee financial expert” as defined in the SEC’s Regulation S-K, Item 407(d)(5).

Report of the Audit Committee

The Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, as well as the Company’s compliance with corporate policies and legal and regulatory requirements, including the Sarbanes-Oxley Act of 2002. During fiscal year 2015, the Audit Committee met eleven times, and discussed with the CEO, Chief Financial Officer (“CFO”), Principal Accounting Officer, internal auditors and independent registered public accounting firm (external auditors), the SEC filings that contained financial information, prior to their public release. The Audit Committee’s meetings include executive sessions with the Company’s external and internal auditors, in each case without the presence of the Company’s management.

In discharging its oversight responsibility, the Audit Committee received from the external auditors a formal written statement describing all relationships between the external auditors and the Company that might bear on the external auditors’ independence and discussed with the external auditors their independence and any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management, internal auditors and external auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization and responsibilities. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope and identification of audit risks.

In carrying out its responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•	supervises the relationship between the Company and its external auditors, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the external auditors;

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program; and

•	reviews, approves and/or ratifies related-party transactions for which such approval is required under applicable law, including SEC and NYSE rules.

During fiscal year 2015, management advised the Audit Committee that each set of financial statements reviewed and discussed with management by the committee had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the external auditors of matters required to be discussed pursuant to Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee pursuant to Rule 3526 of the PCAOB (Communication with Audit Committees Concerning Independence).

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee met privately with the Company’s Director of Internal Audit and continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee conducted a performance self-evaluation for review with the board of directors that included a comparison of the performance of the Audit Committee with the requirements of its charter.

As set forth in the Audit Committee’s charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The internal auditors are responsible for independently assessing the principles, policies, internal controls and procedures surrounding the financial statements as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, and annually auditing the effectiveness of the Company’s internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

Taking all of these reviews and discussions into account, the Audit Committee members listed below recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Submitted by the Audit Committee,

K. Fred Skousen (Chairman)

Diane Olmstead

Roger B. Porter

Gary B. Sabin

Compensation, Nominating and Governance Committee

The CNG Committee operates under a written charter adopted by the board of directors, a copy of which is posted on the Company’s website at www.extraspace.com under Investor Relations—Corporate Governance. The CNG Committee assesses the adequacy of its charter annually. The charter, which reflects the standards set forth in the SEC and NYSE rules and regulations, identifies the CNG Committee’s primary duties and responsibilities as follows:

•	set corporate governance principles;

•	adopt a code of ethics;

•	monitor the Company’s compliance with corporate governance requirements of federal and state law and the rules and regulations of the NYSE;

•	review and determine the desirable balance and diversity of experience, qualifications and expertise among members of the board of directors;

•	review possible candidates for membership on the board of directors (including nominations proposed by stockholders) and recommend a slate of nominees for election as directors at the Company’s annual meeting of stockholders;

•	review the function and composition of the committees of the board of directors and recommend membership on such committees;

•	oversee the board of directors’ evaluation of itself and its committees;

•	examine periodically the philosophy and structure of the Company’s compensation programs; and

•	oversee and act on behalf of the board of directors with respect to the benefit and compensation plans of the Company.

The CNG Committee’s primary responsibilities with respect to compensation are to:

•	establish the Company’s total compensation philosophy, and ensure that the compensation programs of the Company reflect that philosophy;

•	establish the compensation of the CEO;

•	review and approve the CEO’s compensation recommendations with respect to other executives;

•	monitor awards under the Company’s equity compensation plans; and

•	report to the board of directors in its meetings and executive sessions.

In performing its duties, the CNG Committee has the authority to take such action as it deems appropriate to implement the purposes of the CNG Committee. The CNG Committee may retain legal, accounting or other consultants, and meet in separate executive sessions with the Company’s management and employees and its compensation consultant.

The CNG Committee has retained Mercer as its independent compensation consultant to advise the CNG Committee in connection with matters pertaining to director and executive compensation, including advising as to market levels and practices, plan design and implementation, peer group, consulting best practices and governance principles. Mercer also provides other services to the Company. Fees paid to Mercer during 2015 for director and executive compensation consulting services totaled $64,815. Fees paid to Mercer for healthcare administration services in 2015 totaled $85,000. The CNG Committee has determined, and Mercer has affirmed, that Mercer’s work does not present any conflicts of interest and that Mercer is independent. In reaching these conclusions, the CNG Committee considered the factors set forth in Exchange Act Rule 10C-1 and NYSE listing standards.

During the year ended December 31, 2015, Mr. Porter was the chairman. Ms. Olmstead and Mr. Skousen served as members of the CNG Committee. Mr. Margolis served as a member of the CNG Committee until July 2015. During 2015, the CNG Committee held six meetings.

Compensation, Nominating and Governance Committee Interlocks and Insider Participation

All members of the CNG Committee are independent under NYSE listing standards. During 2015 none of the executive officers of the Company served on the board of directors or compensation committee of any entity whose officers served either on the board of directors of the Company or on the CNG Committee of the board of directors. No member of the CNG Committee has ever been an officer or employee of the Company or any of its subsidiaries.  Mr. Margolis served on the CNG Committee prior to being appointed as the Company’s CIO in July 2015.

Policy Regarding Board Attendance at Stockholders Meetings

We encourage attendance at stockholders meetings by members of the board of directors and senior executives so that stockholders will have the opportunity to meet and question a representative group of our directors and senior executives. All of our then-current board members attended the 2015 annual meeting of stockholders.

DIRECTOR COMPENSATION

All non-employee directors receive an annual board retainer fee of $65,000 to be paid in cash, and an award on the date of each annual meeting of shares of common stock equivalent in value to $85,000, with the number of shares determined by the closing price of our common stock on the date of the annual meeting. The lead independent director receives an additional annual retainer fee of $10,000. Directors who serve as the chair of the Audit Committee and CNG Committee receive an annual committee retainer fee of $20,000. Directors who serve on the Audit Committee and CNG Committee receive an annual committee retainer fee of $7,500. The following table presents the compensation paid to the Company’s non-employee directors in 2015:

Name	Fees earned or paid in cash ($)	Stock awards ($) (1)	Option awards ($)	All other compensation ($)	Total ($)
Karl Haas	$65,000	$85,000	$—	$—	$150,000
Diane Olmstead	76,250	85,000	—	—	161,250
Roger B. Porter	102,500	85,000	—	—	187,500
Gary B. Sabin (2)	36,250	76,500			112,750
K. Fred Skousen	92,500	85,000	—	—	177,500

Total	$372,500	$416,500	$—	$—	$789,000

(1)	Each non-employee director received 1,204 shares of vested common stock on May 25, 2015. Mr. Sabin received 1,135 shares of stock upon his appointment to the board of directors on July 3, 2015. Dollar amounts represent grant date fair value of such grants as determined in accordance with Accounting Standards Codification 718, “Stock Compensation” (“ASC 718”) using the assumptions to value such awards reported in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016. As of December 31, 2015, Karl Haas held 8,342 shares of unvested restricted stock. None of our other non-employee directors held any unvested stock awards as of December 31, 2015.
(2)	Mr. Sabin was appointed to the board of directors on July 3, 2015.

Mr. Kirk and Mr. Woolley serve as directors and are also executive officers of the Company. As employees, they do not receive any additional compensation for their services as directors. Mr. Margolis was appointed as the Company’s CIO effective July 7, 2015 and resigned from the board in connection with joining the Company as CIO. Mr. Margolis is a named executive officer and the compensation he received from the Company for his service as a director prior to July 7, 2015 is disclosed in the compensation tables under “Executive Compensation” below.

Stock Ownership Guidelines for Directors

We have stock ownership guidelines which require each of our non-employee directors, within five years after appointment to the board, to hold shares of our common stock, restricted stock or stock options (whether or not vested) with a value equal to the sum of five times the annual board retainer. These stock ownership guidelines align our directors’ interests with those of our stockholders by ensuring non-employee directors hold equity in the Company. Each non-employee director has met these guidelines as of December 31, 2015.

EXECUTIVE OFFICERS

Information for Spencer F. Kirk and Kenneth M. Woolley is contained above under the heading “Information about the Board of Directors and its Committees—Nominees for Directors.” Information with regard to our other executive officers is presented below. All of our executive officers are elected as officers at the annual organizational meeting of the board of directors held following each annual meeting of stockholders.

Joseph D. Margolis, 55, has served as our Executive Vice President and Chief Investment Officer since July 2015. Previously, Mr. Margolis served as a member of our board of directors from February 2005 until July 2015. From 2011 until July 2015, he also was Senior Managing Director and Partner at Penzance Properties, a vertically integrated owner, operator and developer of office and other properties in the Washington, D.C. metro area. Previously, Mr. Margolis was a co-founding partner of Arsenal Real Estate Funds, a private real estate investment management firm, from 2004 through 2011. Before forming Arsenal in 2004, Mr. Margolis held senior positions from 1992 to 2004 at Prudential Real Estate Investors in portfolio management, capital markets and as General Counsel. Before that, Mr. Margolis worked for The Prudential Insurance Company of America as in-house real estate counsel from 1988 through 1992, and as a real estate associate at the law firm of Nutter, McClennen & Fish from 1986 through 1988. Mr. Margolis is a graduate of Harvard College and Columbia University School of Law.

Gwyn G. McNeal, 47, has served as our Executive Vice President and Chief Legal Officer since May 2014 and as Chief Legal Officer since July 2013. Ms. McNeal has been with the Company for more than 10 years. Prior to her current role she was the Vice President and Associate General Counsel of the Company, providing legal support to the Company’s operations team along with overseeing litigation, employment law matters and intellectual property. Ms. McNeal began her career practicing law with Latham & Watkins LLP, San Diego from 1992 to 2000. She then served as General Counsel for 3form, Inc. from 2000 to 2003. Prior to joining the Company, Ms. McNeal represented the Company as external counsel with Nelson Christensen & Helsten. Ms. McNeal holds a B.A. from Brigham Young University and a J.D. from the University of Southern California.

James L. Overturf, 49, has served as our Executive Vice President and Chief Marketing Officer since May 2014. Previously, he held senior leadership positions with the Company in marketing and investor relations from August 2004 to May 2014 under various titles including Senior Vice President of Marketing and Senior Vice President of Investor Relations. Mr. Overturf also served as Vice President of Marketing for our predecessor from February 1999 to August 2004. Prior to joining our predecessor, he was Director of Marketing at 3Com Megahertz Corporation from November 1997 to February 1999. From May 1994 to August 1997, he served as Marketing Manager at Fidelity Trust Company, a subsidiary of Fidelity Investments. Mr. Overturf holds a B.S. in marketing from Montana State University.

Samrat Sondhi, 41, currently serves our Executive Vice President and Chief Operations Officer. Mr. Sondhi has been a member of the Company’s senior management team for over eight years, operating in various roles including Divisional Vice President, covering core markets across the United States, and Senior Vice President Revenue Management, playing a key role in the evolution of pricing strategy and execution for the self-storage industry. Prior to joining the Company, Mr. Sondhi served as the Vice President Revenue Management for Storage USA for 2 years. Prior to joining Storage USA, Mr. Sondhi worked as a consultant with Deloitte Consulting from 2001 to 2002. Mr. Sondhi holds an M.B.A degree from Carnegie Mellon University and a B.S. in electronics from Pune University, India.

P. Scott Stubbs, 48, has served as our Executive Vice President and CFO since December 2011. He served as the Company’s Senior Vice President Finance and Accounting since our inception, and the Corporate Controller of our predecessor beginning in December 2000. Prior to joining our predecessor, Mr. Stubbs served as Chief Financial Officer of the Lyon Company from June 2000 through December 2000. From 1995 through 2000, he served as the U.S. Controller of Critchley Inc. and from November 1992 through June 1995, he worked at Neilson, Ellgren, Durkin & Co. as a consultant. Mr. Stubbs is a licensed CPA and holds a B.S. and a Masters in Accountancy from Brigham Young University. Since July 2015, Mr. Stubbs has been serving as a member of the board of directors for ZAGG Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Philosophy

The philosophy underlying our executive compensation policies is to align management’s incentives with the long-term interests of stockholders and to be competitive with comparable employers. Accordingly, we have structured the executive compensation program to:

•	reinforce a results-oriented culture with executive pay that reflects Company and individual performance against business objectives and high ethical standards;

•	provide compensation that attracts, retains and motivates key executives;

•	emphasize variable performance-based compensation, commensurate with an executive’s increasing responsibilities; and

•	align the interests of stockholders and the Company’s executives by implementing compensation programs that provide for acquiring and retaining significant equity interests in the Company by senior executives.

Setting Executive Compensation

Based on our philosophy underlying executive compensation policies, we place significant emphasis on annual and long-term performance-based incentive compensation, including base salaries, annual cash and equity incentives, and long-term equity based incentive awards, which are all designed to reward our executives based on the achievement of predetermined company and individual goals. We also consider historical compensation levels as well as other industry conditions and the overall effectiveness of our compensation program.

In order to ensure the fulfillment of the general philosophy as outlined above and to assist in establishing the Company’s aggregate level of compensation, the CNG Committee engages a nationally recognized compensation consulting firm, Mercer, which reports directly to the CNG Committee.

Working with Mercer, the CNG Committee developed a list of 17 comparable real estate investment trusts (“REITs”) that are similar to the Company in enterprise value, number of employees, number of properties, and total revenue. The committee also took into consideration such elements as joint venture properties and unconsolidated revenues. The companies used in the comparator group are:

• American Campus Communities	• Liberty Property Trust
• Apartment Investment and Management Company	• Mid America Apartment Communities Inc.
• AvalonBay Communities, Inc.	• Public Storage
• Camden Property Trust	• Regency Centers Corporation
• CubeSmart	• Sovran Self Storage, Inc.
• Duke Realty Corporation	• Taubman Centers, Inc.
• Equity Lifestyle Properties, Inc.	• UDR, Inc.
• Essex Property Trust, Inc.	• Weingarten Realty Investors
• Home Properties Inc.

The group includes three direct competitors: Public Storage, Sovran Self Storage, Inc. and CubeSmart. The remaining companies represent publicly traded REITs with market capitalizations comparable to Extra Space and that generally recruit individuals to fill senior management positions who are similar in skills and background of those recruited by us.

The CNG Committee attempts to design programs that deliver total compensation for executives that approximates the 50th percentile (size adjusted) of the comparator group for the achievement of “at target” performance. Actual payouts may be above or below the 50th percentile depending on actual performance compared to the target and based on individual performance related goals. The CNG Committee does not have a pre-established policy for the allocation of compensation between cash, non-cash compensation and long-term incentive compensation.

Mercer prepares market data based on our comparator group regarding salary, annual cash incentive award targets, and long-term incentive compensation awards. They also provide advice directly to the CNG Committee as it makes decisions with respect to compensation for the CEO. Our CEO reviews and recommends to the committee the annual salary, incentive plan target and long-term stock-based compensation for each of our named executive officers and other key management personnel. The committee reviews those recommendations and makes a final determination with respect to such compensation. The compensation that is developed for each of these officers is based on competitive market data and on the CEO’s recommendations regarding the executive’s overall contributions, past performance and anticipated future contributions. The committee reviews separately and sets the compensation of the CEO based on competitive market data as well as the committee’s assessment of his performance and anticipated future contributions. None of the executive officers are present during CNG Committee deliberations or decisions regarding such executive’s compensation.

The following describes each element of our executive compensation program, along with a discussion of the decisions made by the CNG Committee with respect to that aspect of compensation for 2015.

Elements of Executive Officer Compensation and Benefits

In 2015, named executive officers’ total compensation was generally comprised of the following elements designed to complement each other:

•	base salary;

•	annual incentive bonus;

•	long-term incentives through stock options and restricted stock; and

•	other benefits.

Base Salary

Base salary is a critical element of executive compensation as it provides executives with assured monthly cash compensation. In determining base salaries, we consider a number of factors including the executive’s qualifications and experience, scope of responsibility, the goals and objectives established for the executive, the executive’s past performance, the salaries paid to the position within the compensation peer group and the relative position of base salaries among executives.

Effective January 1, 2015, the CNG Committee approved salary increases of 3.0% for the CFO and CIO which were consistent with the pay increases for the entire Company. In addition and also effective January 1, 2015, the CNG Committee reevaluated the total compensation of the CEO and determined that in order for his compensation package to be comparable to those in our peer group and the market, an increase in overall compensation was advisable. This was accomplished through the addition of long-term incentives through stock options and restricted stock and in a corresponding decrease in his base salary of 24%.

Annual Incentive Bonus

The annual incentive bonus provides senior executives an opportunity annually to earn a cash bonus for achieving specified performance-based goals for the fiscal year. Half of these performance-based goals are tied to the financial operating performance of the Company and half to the senior executive’s performance relative to management goals.

The financial performance goals set for 2015 were based on the Company’s achievement of a specific target (the “FFO Target”) related to the Company’s funds from operations as adjusted (“FFO as adjusted”). The FFO Target is defined and approved annually by the board of directors. The FFO Target is based on the Company’s FFO as adjusted, with additional adjustments agreed to by the board of directors in order to consistently review the performance of management as it relates to FFO as adjusted. FFO as adjusted provides relevant and meaningful information about our performance and is the primary measure that we use to assess our operating performance. The portion of bonus based on the FFO Target could incrementally increase or decrease based on meeting, exceeding, or failing to meet the FFO Target. For an explanation of how we calculate FFO and FFO as adjusted and a reconciliation to net income, see Appendix A.

The FFO Target established for 2015 was $2.98 of FFO as adjusted per share. For annual bonus determination purposes for 2015, FFO as adjusted was defined as FFO excluding costs associated with acquisitions and non-cash interest. Actual FFO as adjusted achieved for 2015 was $3.13 per share, resulting in the payment of 150% of the portion of the bonus related to the achievement of the FFO Target pursuant to the annual incentive plan, which provides that the financial performance portion of executive officers’ bonuses may be reduced or increased based upon the percent of FFO Target earned, with a maximum bonus payout of 150% in the event that the FFO Target is exceeded by greater than 5% and a minimum payout of 50% in the event that the FFO Target is less than 5% of the FFO Target. Notwithstanding the foregoing, the CNG Committee may, in its sole discretion, exclude or adjust significant non-budgeted or non-controllable amounts, gains, or losses from actual financial results in order to properly measure the Company’s performance as well as adjust the Company’s overall FFO targets and gradations used to determine percentage of FFO target to appropriately implement the intent of the annual incentive plan.

The management goals established for 2015 for our named executive officers are summarized as follows:

•	lead peer group in net operating income growth;

•	maximize core property performance by increasing occupancy, controlling expenses and increasing tenant insurance penetration rates;

•	enhance efficiency and technology through the successful rollout of a new ERP system and finalizing the detailed plan for the next generation point of sale system;

•	maximize the customer experience by standardizing branding and completing redevelopment opportunities;

•	maintain leverage ratio and optimize the balance sheet; and

•	expand our platform through property acquisitions and third-party management business.

These goals did not include specific quantitative measures.

The CNG Committee assigned no specific weighting to these management goals, but rather used its subjective discretion to assess overall achievement levels in determining the bonuses. The CEO presented to the CNG Committee his assessment of each executive’s performance (other than the Executive Chairman and his own) in achieving the management goals, and recommended to the CNG Committee that the CFO, CIO and Executive Vice President be paid between 95% - 97% of the portion of the bonus related to these goals. Following their review, the CNG Committee approved the recommendation of the CEO. After their evaluation of the Executive Chairman and CEO’s performance relative to the above management goals, the CNG Committee determined that the Executive Chairman and CEO should receive 97% of the portion of the bonus related to the achievement of the management goals.

The annual bonuses paid to the named executive officers for 2015 are reflected in the “Summary Compensation Table” below.

Long-Term Incentives

The Long-Term Incentive Program allows for awards of stock options and grants of restricted stock. The goals of the Company’s equity awards are to: (1) align the interests of each executive officer with those of our stockholders by providing each individual with a significant incentive to manage the Company from the perspective of a stockholder with an equity stake in the business, and (2) encourage long-term retention of key employees by virtue of vesting conditions imposed on typical equity awards. Employees must remain employed by the Company for a fixed period of time in order for the equity awards to vest fully. Typically, option awards and grants of restricted stock vest over a four-year period at the rate of 25% per year and the options terminate after ten years. Vesting ceases upon termination of employment and unvested options and grants of restricted stock are cancelled upon termination of employment. The right to exercise vested options ceases 90 days after termination of employment, except that in the case of death, disability or retirement, the exercise period extends until one year after such termination of employment. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. During the vesting period, restricted stock awards may not be sold, transferred or pledged; however, the shares may be voted and receive the payment of nonforfeitable dividends.

Stock option awards and grants of restricted shares are discussed and reviewed at regularly scheduled meetings of the CNG Committee. By taking such actions at regularly scheduled meetings, the CNG Committee seeks to avoid any possible appearance that the grant timing was manipulated to affect the value of the awards. We do not have any program, plan or practice to coordinate stock option grants with the release by us of material non-public information or any other investor relations activities.

The CNG Committee awarded both option and restricted stock grants to all of the named executive officers in 2015, which awards are shown in the “Grants of Plan-Based Awards” table below. The values of the option and restricted stock grants were determined by the CNG Committee based on the recommendation of the CEO taking into consideration the total executive compensation at the comparator group of companies.

Employee Benefits and Other

We provide benefits and perquisites to our named executive officers and other employees, such as medical and life insurance, 401(k) plan, and severance pursuant to the terms of the Company’s change in control plan.

•	Medical Insurance. The Company makes available to each named executive officer and their spouses and children such health, dental and vision insurance coverage as the Company may from time to time make available to its other corporate employees. A portion of the insurance coverage is paid by the Company.

•	Life Insurance. The Company provides each named executive officer such life insurance as the Company may from time to time make available to its other corporate employees.

•	Retirement Benefits. Our executive officers are eligible to participate in our 401(k) defined contribution plan on the same basis as other eligible employees. The Company currently matches 100% of the first three percent of an employee’s compensation contributed by each employee, and 50% of the next two percent of an employee’s compensation contributed.

A description of the severance arrangements we maintain with our named executive officers can be found under “Severance Agreements with Executive Officers” below. We also limit the perquisites that we make available to our executive officers, particularly in light of the potential for abuse associated with such perquisites. Accordingly, our executives are entitled to few benefits that are not otherwise available to all of our employees.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. Since the Company’s named executive officers are employed by either our operating partnership, Extra Space Storage LP, or our management company, Extra Space Management Inc., and not by Extra Space Storage Inc., their compensation is not subject to the deduction limits of Section 162(m).

Stock Ownership Guidelines for Executive and Senior Officers

We have stock ownership guidelines which require each of our executive and senior officers, within five years after appointment as an officer, to hold shares of our common stock, restricted stock or stock options (whether or not vested). These stock ownership guidelines align our officers’ interests with those of our stockholders, ensuring executive and senior officers hold a significant amount of equity in the Company. Each executive and senior officer has met the following guidelines:

CEO	5 times base salary
Executive Vice President	3 times base salary
Senior Vice President	1 times base salary

Impact of Advisory Vote Approving Executive Compensation

At the Company’s 2015 annual meeting of stockholders, an advisory vote was held to approve executive compensation, thereby affording stockholders the opportunity to cast a vote on the compensation programs for our named executive officers. Of the 116,458,159 total shares outstanding, 87% voted on this matter, excluding abstentions and broker non-votes. The result of these votes indicated 99% approval of the compensation paid to our named executive officers. The CNG Committee believes that the results of this vote affirm stockholder support of the Company’s approach to executive compensation, and the CNG Committee did not change its general approach in 2015, except as noted above. The CNG Committee will continue to consider the outcome of advisory stockholder votes regarding executive compensation when making future compensation decisions for our named executive officers.

Compensation Committee Report

The Compensation, Nominating and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on our review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this proxy statement.

Submitted by the Compensation, Nominating and Governance Committee

Roger B. Porter, Chairman

Diane Olmstead

K. Fred Skousen

Summary Executive Compensation Table

The following table presents the total compensation earned during the years ended December 31, 2015, 2014 and 2013 by our CEO, CFO, CIO, former Executive Vice President and Executive Chairman. We refer to these executive officers throughout this proxy statement as our named executive officers.

Name and principal position	Year	Salary	Bonus		Non-equity incentive plan compensation (1)	Stock awards (2)	Option awards (2)	All other compensation (7)	Total
Spencer F. Kirk	2015	$750,000	$—		$926,250	$1,275,174	$224,837	$56,536	$3,232,797
Chief Executive Officer	2014	1,043,130	—		1,267,403	—	—	11,129	2,321,662
	2013	1,012,748	—		1,250,744	—	—	42,775	2,306,267

P. Scott Stubbs	2015	437,750	100,000	(3)	486,559	558,289	98,803	78,376	1,759,777
Chief Financial Officer	2014	397,712	—		440,267	460,750	85,413	76,837	1,460,979
	2013	350,000	—		389,025	446,592	78,747	65,789	1,330,153

Charles L. Allen (4)	2015	347,956	—		255,748	369,793	65,441	62,015	1,100,952
Executive Vice President	2014	337,821	—		248,298	361,000	66,767	63,316	1,077,202
	2013	327,982	30,000		242,051	348,672	61,556	68,030	1,078,291

Joseph D. Margolis (5)	2015	290,000	—		461,250	4,896,222	879,395	121,457	6,648,324
Chief Investment Officer

Kenneth M. Woolley (6)	2015	450,000	—		500,175	573,861	101,189	65,591	1,690,816
Executive Chairman	2014	463,500	—		506,837	277,875	51,128	54,306	1,353,646
	2013	450,000	—		500,175	574,080	101,295	50,361	1,675,911

(1)	Represents amounts earned related to the Company’s annual incentive bonus program.
(2)	Dollar amounts represent the total grant date fair value of the stock and option awards granted during the year computed in accordance with ASC 718, using the assumptions to value such awards reported in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC. For Mr. Margolis, includes the grant date fair value of the stock award granted to him during 2015 for his service as a non-employee director prior to joining the Company in July 2015.
(3)	Bonus relates to the successful completion of the acquisition of SmartStop Self Storage, Inc. on October 1, 2015
(4)	On December 18, 2015, Charles L. Allen stepped down as Executive Vice President of the Company, effective December 31, 2015. Mr. Allen is working for the Company in a consulting capacity following his retirement and continues to assist the Company with strategy and execution of complex transactions, including acquisitions involving operating partnership units. Mr. Allen’s annual compensation is $75,000.
(5)	Mr. Margolis was appointed as CIO effective July 7, 2015. Mr. Margolis served as a director of the Company from February 2005 to July 2015. Mr. Margolis’ annual salary is $500,000. The amount reflected in the “Salary” column includes $40,000 paid to Mr. Margolis for his service as a non-employee director prior to joining the Company in July 2015.
(6)	Mr. Woolley currently serves as the Executive Chairman of the Company. He served as the Executive Chairman and CIO from July 1, 2012 through July 8, 2013.
(7)	All other compensation includes:

		Defined	Group term	Other	Dividends	Relocation	Total
		contribution	life insurance	medical	on restricted	costs paid	other
Name	Year	plans	premiums	insurance	stock	by Company	compensation
Spencer F. Kirk	2015	$—	$468	$12,366	$43,702	$—	$56,536
P. Scott Stubbs	2015	10,600	468	11,825	55,483	—	78,376
Charles L. Allen	2015	10,600	468	8,297	42,650	—	62,015
Joseph D. Margolis	2015	3,077	234	5,248	77,220	35,678	121,457
Kenneth M. Woolley	2015	—	304	8,297	56,990	—	65,591

Grants of Plan-Based Awards

	Estimated future payouts under non-equity incentive plan awards				All other stock awards: number of shares of stock		All other option awards: number of shares underlying	Exercise or base price of option awards	Grant date fair value of stock and option
Name	Threshold	Target (1)	Maximum (1)	Grant date	or units (2)		options (3)	($/Share)	awards (4)
Spencer F. Kirk
Annual Incentive	$—	$750,000	$937,500	12/31/2015	—		—	$—	$—
Stock awards				02/24/2015	19,510		—	—	1,275,174
Option awards				02/24/2015	—		14,065	65.36	224,837

P. Scott Stubbs
Annual Incentive	—	393,975	492,469	12/31/2015	—		—	—	—
Stock awards				2/18/2015	8,530		—	—	558,289
Option awards				2/18/2015	—		6,160	65.45	98,803

Charles L. Allen
Annual Incentive	—	208,774	260,968		—		—	—	—
Stock awards				2/18/2015	5,650		—	—	369,793
Option awards				2/18/2015	—		4,080	65.45	65,441

Joseph D. Margolis
Annual Incentive	—	375,000	468,750	12/31/2015	—		—	—	—
Stock awards - director				5/25/2015	1,204	(5)	—	—	85,000
Stock awards				08/01/2015	65,441		—	—	4,811,222
Option awards				08/01/2015	—		50,000	73.52	879,395

Kenneth M. Woolley
Annual Incentive	—	405,000	506,250	12/31/2015	—		—	—	—
Stock awards				02/24/2015	8,780		—	—	—
Option awards				02/24/2015	—		6,330	65.36	—

(1)	Amounts relate to the annual incentive bonus as described in the “Annual Incentive Bonus” section above.
(2)	Grants of restricted stock awards under the 2015 Incentive Award Plan related to the 2015 total compensation package for the named executive officers. The shares have dividend and voting rights and vest ratably over four years following the grant date.
(3)	Grants of stock options under the 2015 Incentive Award Plan related to the 2015 total compensation package for the named executive officers. The options vest ratably over four years following the grant date. The option exercise price was determined using the closing stock price on the date of the grant.
(4)	Dollar amounts represent the total grant date fair value of the stock and option awards granted during the year computed in accordance with ASC 718, using the assumptions to value such awards reported in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.
(5)	Represents a stock award granted to Mr. Margolis for his service as an non-employee director prior to joining the Company as CIO in July 2015. The shares were fully vested at the time of grant.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
Spencer F. Kirk	—	$—	—	$—
P. Scott Stubbs	6,250	519,256	10,808	704,930
Charles L. Allen	—	—	11,445	748,729
Joseph D. Margolis	—	—	—	—
Kenneth M. Woolley	—	—	9,170	619,307

Outstanding Equity Awards at Fiscal Year-End

	Option awards				Stock awards
Name	Number of shares underlying unexercised options exercisable	Number of shares underlying unexercised options unexercisable (1)	Option exercise price	Option expiration date	Number of unearned shares that have not vested (2)	Market value of unearned shares that have not vested (3)
Spencer F. Kirk	75,000	—	$15.07	9/6/2017	19,510	$1,720,977
	130,000	—	6.22	2/17/2019
	77,400	—	12.21	3/5/2020
	—	14,065	65.36	2/24/2025

P. Scott Stubbs	6,250	—	16.83	4/1/2018	24,769	2,184,873
	27,750	—	6.22	2/17/2019
	15,600	—	11.59	2/16/2020
	8,000	—	19.60	2/8/2021
	6,900	2,300	26.87	2/16/2022
	4,043	4,042	38.40	2/20/2023
	1,775	5,325	47.50	2/19/2024
	—	6,160	65.45	2/18/2025

Charles L. Allen	8,300	—	19.60	2/8/2021	19,040	1,679,518
	9,200	2,300	26.87	2/16/2022
	6,320	3,160	38.40	2/20/2023
	5,550	4,164	47.50	2/19/2024
	4,080	4,080	65.45	2/18/2025

Joseph D. Margolis	—	50,000	73.52	08/01/2025	65,441	5,772,551

Kenneth M. Woolley	8,250	2,750	28.11	5/22/2022	24,609	2,170,760
	5,200	5,200	38.40	2/20/2023
	1,063	3,187	47.50	2/19/2024
	—	6,330	65.36	2/25/2025

(1)	Stock options vest ratably over four years from the date of grant, which is 10 years prior to the expiration date.
(2)	Mr. Kirk’s 19,510 shares vest ratably over four years on the anniversary of the date of grant of February 24, 2015.

Mr. Stubbs’ 24,769 shares vest as follows: 3,150 shares vest on February 16, 2016; 5,814 shares vest ratably over the remaining two years on February 20, 2016 and 2017; 7,275 shares vest ratably over the remaining three years on February 19, 2016, 2017 and 2018; and 8,530 shares vest ratably over four years on the anniversary date of grant of February 18, 2015.

Mr. Margolis’ 65,441 shares vest ratably over four years on the anniversary of the date of grant of August 1, 2015.

Mr. Allen’s 19,040 shares vest as follows: 3,150 shares vest on February 16, 2016; 4,540 shares vest ratably over the remaining two years on February 20, 2016 and 2017; 5,700 shares vest ratably over the remaining three years on February 19, 2016, 2017 and 2018; and 5,650 shares vest ratably over four years on the anniversary date of grant of February 18, 2015.

Mr. Woolley’s 24,609 shares vest as follows: 3,968 shares vest on May 22, 2016, 7,474 shares vest ratably over the remaining two years on February 20, 2016 and 2017; 4,387 shares vest ratably over the remaining three years on February 19, 2016, 2017 and 2018; and 8,780 shares vest ratably over four years on the anniversary of date of grant of February 24, 2015.

(3)	Market value at year-end is based on the closing trading price of our stock on December 31, 2015, which was $88.21.

Severance Agreements with Executive Officers

The named executive officers do not have employment agreements with the Company; however, they would receive severance payments upon termination of employment by reason of termination without cause or resignation for good reason within 12 months following a change in control of the Company as defined in the Company’s Executive Change in Control Plan as follows:

•	two years of annual base salary plus two times the greater of the prior year’s bonus or average of the three previous annual bonuses, payable in a lump sum;

•	annual salary and other benefits earned and accrued prior to the termination of employment;

•	lump sum payment equal to the cost of continuing health benefits for two years;

•	outplacement services for six months; and

•	full vesting of equity incentive compensation and any non-qualified pension or deferred compensation benefits.

The following table presents the amounts that would have been received by or paid on behalf of our named executive officers in the event of a change in control within the terms of the Executive Change in Control Plan as of December 31, 2015:

Name	Base Salary	Bonus	Value of Acceleration of Equity Awards (1)	Accrued Benefits (2)	Health Benefits (3)	Total
Spencer F. Kirk	$1,500,000	$2,288,765	$1,720,977	$—	$—	$5,509,742
P. Scott Stubbs	875,500	973,118	2,184,873	42,019	24,732	4,100,243
Charles L. Allen (4)	695,912	511,496	1,899,799	34,796	16,594	3,158,596
Joseph D. Margolis	1,000,000	922,500	—	14,423	10,496	1,947,419
Kenneth M. Woolley	900,000	1,002,091	—	—	16,594	1,918,685

(1)	Represents the value of the acceleration of the unvested options and awards using the closing stock price of $88.21 on December 31, 2015.
(2)	Represents the amount of accrued vacation at December 31, 2015.
(3)	Represents the value of health benefits to be paid on behalf of the executive for the two years after termination, however, does not include the amount of any tax gross-up on such amounts as described in the plan.
(4)	Mr. Allen retired from serving as Executive Vice President on December 31, 2015.

Equity Compensation Plan Information

The following table presents certain equity compensation plan information as of December 31, 2015:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	572,629	(1)	$24.42	(1)	1,668,513	(2)
Equity compensation plans not approved by security holders	—		—		—

Total	572,629		$24.42		1,668,513

(1)	Represents shares issuable pursuant to and weighted-average exercise price of outstanding options under our 2015 Incentive Award Plan and 2004 LongTerm Incentive Compensation Plan (“2004 Plan”).
(2)	Represents shares issuable pursuant to future awards under our 2015 Incentive Award Plan. Shares available may increase by previously issued options or awards under the 2004 Plan that are cancelled and/or forfeited.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table presents the beneficial ownership of our common stock, as of the close of business on March 28, 2016 of:

•	each of our directors and nominees for director;

•	each named executive officer noted above; and

•	our directors and executive officers as a group.

The address for each named person is c/o Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, UT 84121. We are not aware of any pledge of our common stock that could result in a change in control of our Company.

Name	Number of Shares Beneficially Owned	Percent of Class (8)
Directors
Kenneth M. Woolley (1)	866,823	*
Spencer F. Kirk (2)	3,415,838	2.72%
Karl Haas (3)	96,188	*
Gary B. Sabin	1,135	*
Diane Olmstead	2,845	*
Roger B. Porter (4)	222,739	*
K. Fred Skousen	35,400	*

Non-Director Named Executive Officers
P. Scott Stubbs (5)	207,809	*
Joseph D. Margolis (6)	94,260	*
Charles L. Allen (7)	239,008	*
All directors and executive officers as a group (10 persons)	5,182,045	4.13%

(1)	Amounts include 24,609 restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four-year period beginning on the date of grant. Amounts shown in the table include options to acquire 22,509 shares of common stock that can be exercised within 60 days of March 28, 2016. Amounts also include 803,860 shares that were pledged as collateral on a loan. As of March 14, 2016, approximately $29.6 million was outstanding on the loan.

(2)	Includes 2,272,276 shares of common stock which are held by Krispen Family Holdings, L.C., an entity in which Mr. Kirk has shared voting and investment power. Mr. Kirk has no pecuniary interest in 50.5% of such shares and disclaims beneficial ownership. Includes 123,215 shares of common stock which are held by The Kirk 101 Trust. Mr. Kirk has no pecuniary interest in any of these shares and disclaims beneficial ownership. Amounts include 19,510 restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture provisions and transfer restrictions lapse over a four-year period beginning at the date of grant. Amounts shown in the table include options to acquire 285,917 shares of common stock that can be exercised within 60 days of March 28, 2016.
(3)	Amounts include 3,492 restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four-year period beginning on the date of grant.
(4)	Includes 100,000 shares of common stock which are held by Roger Blaine Porter 2012 Trust, an entity in which Mr. Porter has shared voting and investment power and beneficial ownership.
(5)	Amounts include 24,769 restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four-year period beginning on the date of grant. Amounts shown in the table also include the options to acquire 77,954 shares of common stock that can be exercised within 60 days of March 28, 2016.
(6)	Amounts include 65,441 restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four-year period beginning on the date of grant.
(7)	Amounts include 19,040 restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four-year period beginning on the date of grant. Amounts shown in the table also include options to acquire 26,036 shares of common stock that can be exercised within 60 days of March 28, 2016.
(8)	For each person included in the table, percent of class is calculated by dividing the number of shares of our common stock beneficially owned by that person by the sum of (a) 125,129,324 shares of our common stock outstanding as of March 28, 2016 plus (b) the number of options to acquire common stock beneficially owned by such person that can be exercised within 60 days of March 28, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Under federal securities laws, our directors, executive officers and holders of 10% or more of our common stock are required to report, within specified monthly and annual due dates, their initial ownership in the Company’s common stock and all subsequent acquisitions, dispositions or other transfers of beneficial interests therein, if and to the extent reportable events occur which require reporting by such due dates. Based solely on representations and information provided to us by the persons required to make such filings, we believe that all filing requirements were met in 2015, except that each of Mr. Kirk, Mr. Haas, Mr. Allen, Ms. McNeal, and Grace Kunde, Senior Vice President Accounting and Finance, filed one late Form 4 reporting one transaction and each of Mr. Margolis and Mr. Sondhi filed one late Form 4 reporting two transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Company recognizes that related party transactions present a heightened risk of conflicts of interest (or the perception thereof), and therefore has adopted a written policy pursuant to which all related party transactions will be subject to review and approval or ratification in accordance with the procedures set forth in the policy. A related party transaction is defined in our policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) requiring disclosure under Item 404(a) of Regulation S-K promulgated by the SEC, or any successor provision as then in effect.

The policy provides that related party transactions are reviewed by our Audit Committee or another independent body of the board of directors, such as the independent and disinterested members of the board of directors. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and NYSE rules.

In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee or the independent and disinterested members of the board of directors may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters deemed appropriate.

Related Party Transactions

SpenAero, L.C.

From time to time, the Company leases a private jet from SpenAero, L.C. (“SpenAero”), an affiliate of Spencer F. Kirk, the Company’s CEO. Under the terms of the lease agreement, the Company pays SpenAero for specific operating expenses and a defined hourly rate for each flight hour it uses. In the fiscal year ended December 31, 2015, the Company paid SpenAero a total of $1.2 million. The Company is not required to lease any minimum number of hours on the aircraft. The lease rates and other charges by SpenAero to the Company in connection with the lease are similar in nature and amount to those provided to similar aircraft lessees not affiliated with the Company.

MATTERS THAT MAY BE BROUGHT BEFORE THE ANNUAL MEETING

Item 1.	Election of Directors

Nominees

In accordance with the provisions of our charter and bylaws, each member of the board of directors is elected at the annual meeting. Each member of the board of directors elected will serve for a term expiring at the annual meeting of stockholders in 2017, and until his or her successor has been duly elected and qualifies, or until his or her resignation or removal. Kenneth M. Woolley, Spencer F. Kirk, Karl Haas, Diane Olmstead, Roger B. Porter, Gary B. Sabin and K. Fred Skousen are the nominees for election to the board of directors.

We have not received notice of any additional candidates to be nominated for election as directors at the 2016 annual meeting of stockholders and the deadline for notice of additional candidates has passed. Consequently, the election of directors will be an uncontested election and the provisions of our bylaws providing for majority voting in uncontested elections will apply. Under majority voting, to be elected as a director, a nominee must receive votes “FOR” his or her election constituting a majority of the total votes cast for and against such nominee at the annual meeting at which a quorum is present. If a nominee who currently is serving as a director does not receive sufficient “FOR” votes to be re-elected, he or she must submit his or her resignation to the board of directors. Our CNG Committee will consider such tendered resignation and recommend to the board whether to accept it. The board of directors will decide whether to accept any such resignation within 90 days after certification of the election results and will publicly disclose its decision. If the resignation is not accepted, the director will continue to serve until the director’s successor is duly elected and qualifies or until the director’s earlier resignation or removal.

Each of the nominees has consented to serve if elected. If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the board of directors may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute.

Biographical information about each of the nominees is found at the beginning of this proxy statement. See “Information about the Board of Directors and its Committees—Nominees for Directors.”

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR the election of Kenneth M. Woolley, Spencer F. Kirk, Karl Haas, Diane Olmstead, Roger B. Porter, Gary B. Sabin and. K. Fred Skousen as directors for the term expiring at the 2017 annual meeting of stockholders, and until their respective successors are duly elected and qualify.

Item 2.	Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2016. Ernst & Young LLP has acted as the Company’s independent registered public accounting firm since April 2005, and our management considers the firm to be well qualified.

We have been advised by Ernst & Young LLP that it is a registered public accounting firm with the PCAOB and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC.

Our charter and bylaws do not require that stockholders ratify the appointment of the independent registered public accounting firm. We are submitting the appointment for ratification because the board of directors believes it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company.

A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Audit and Non-Audit Fee Table

The following table presents the aggregate fees for professional audit services rendered for the integrated audits of our annual financial statements for the years ended December 31, 2015 and 2014, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years and for the testing of our internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act of 2002, and fees billed for other services rendered during those periods.

	2015	2014
Audit fees (1)	$2,036,289	$1,187,264
Audit - related fees (2)	—	—
Tax fees (3)	829,975	728,962
All other fees	—	—

	$2,866,264	$1,916,226

(1)	Audit fees consist of services rendered for the audit of our annual financial statements and other financial disclosures, audit of our internal control over financial reporting, review of the consolidated financial statements included in our Form 10-Q filings, consents issued related to registration statements and issuance of comfort letters.
(2)	Audit-related fees represent professional fees for accounting consultation and other attest engagements.

(3)	Tax fees represent professional services rendered for tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval of Services by the Independent Registered Public Accounting Firm

In accordance with its charter and applicable rules and regulations adopted by the SEC, the Company’s Audit Committee reviews and pre-approves any engagement of the independent registered public accounting firm to provide audit, review or attest services or non-audit services and the fees for any such services. The Audit Committee annually considers and, if appropriate, approves the provision of audit services by the independent registered public accounting firm. In addition, the Audit Committee periodically considers and, if appropriate, approves the provision of any additional audit and non-audit services by our independent registered public accounting firm that are neither pre-approved by the Audit Committee on an annual basis nor prohibited by applicable rules and regulations of the SEC. The Audit Committee has delegated to the chairman of the Audit Committee, Mr. Skousen, the authority to pre-approve, on a case-by-case basis, any such additional audit and non-audit services to be performed by our independent registered public accounting firm. Mr. Skousen reports any decision to pre-approve such services to the Audit Committee at its next regular meeting. All of the fees described in the table above were pre-approved by the Audit Committee.

Recommendation of the Board of Directors

Our board of directors recommends that you vote “FOR” ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Item 3.	Approval of the Compensation of the Named Executive Officers

The Company requests stockholder approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis and the accompanying compensation tables and related material disclosed in this proxy statement). In accordance with the results of the 2011 stockholder advisory vote regarding the frequency of the advisory vote on the Company’s executive compensation, this advisory vote will be presented on an annual basis unless otherwise disclosed.

As described in the Compensation Discussion and Analysis of this proxy statement, our executive compensation program is designed to reinforce a results-oriented culture with executive pay that reflects Company and individual performance against business objectives and high ethical standards, with an emphasis on variable performance-based compensation. Our compensation program is designed to attract, retain and motivate key executives and align their interests with that of our stockholders. As such, we believe that our executive compensation program and the corresponding executive compensation, detailed in the compensation tables and related narrative of this proxy statement, are strongly aligned with the long-term interests of our stockholders.

As an advisory vote, this proposal is not binding upon the Company. However, our CNG Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will carefully consider the outcome of the vote when making future compensation decisions for named executive officers.

The board of directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in Extra Space Storage Inc.’s Proxy Statement for the 2016 Annual Meeting of Stockholders.

Recommendation of the Board of Directors

Our board of directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Under SEC rules, proposals from our eligible stockholders must be received by us no later than December 8, 2016, in order to be considered for inclusion in the proxy statement for the 2017 annual meeting of stockholders. Any such proposals, as well as any questions relating thereto, should be directed to the Corporate Secretary of the Company at the Company’s principal executive offices. Proposals we receive after December 8, 2016, will not be included in the proxy statement for the 2017 annual meeting.

In addition, under our current bylaws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. A stockholder must notify the Corporate Secretary of the Company in writing of the director nominee or the other business. For purposes of our 2017 annual meeting of stockholders, the notice must include the information required in our bylaws and be delivered to the Corporate Secretary at the principal executive offices of the Company not earlier than the 150th day (November 8, 2016) and not later than 5:00 p.m., Mountain Time, on the 120th day (December 8, 2016) prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Proposals we receive which do not comply with the procedures set forth in our bylaws will not be acted upon at the 2017 annual meeting.

If the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered as described above not earlier than the 150th day prior to the date of mailing of the notice for such annual meeting and not later than 5:00 p.m., Mountain Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting does not commence a new time period for notice as described above.

OTHER MATTERS

Our board of directors and management know of no other matters or business to be presented for consideration at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the annual meeting from time to time.

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or Notice of Internet Availability, as applicable to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to “householding” will receive only one copy of our annual report, proxy statement or Notice of Internet Availability, as applicable. If you would like to opt out of this practice for future mailings and receive a separate annual report, proxy statement or Notice of Internet Availability, as applicable for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report, proxy statement or Notice of Internet Availability, as applicable, without charge by sending a written request to Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, UT 84121, Attention: Investor Relations, or by telephone at (801) 365-4600. We will promptly send additional copies of the annual report, proxy statement or Notice of Internet Availability, as applicable, upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the annual report, proxy statement or Notice of Internet Availability, as applicable, can request delivery of a single copy of the annual report, proxy statement or Notice of Internet Availability, as applicable, by contacting their broker, bank or other intermediary or sending a written request to Extra Space Storage Inc. at the address above.

Spencer F. Kirk

Chief Executive Officer

April 7, 2016

APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company also presents FFO as adjusted which excludes non-recurring revenues and expenses, acquisition related costs and non-cash interest.

The following table outlines the Company’s FFO and FFO as adjusted for the year ended December 31, 2015. The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share for each period presented (amounts shown in thousands, except share and per share data — unaudited):

	For the Year Ended December 31,
	2015
		(per share)
Net income attributable to common stockholders	$189,474	$1.56
Impact of the difference in weighted average number of shares – diluted(1)		(0.08)
Adjustments:
Real estate depreciation	115,924	0.89
Amortization of intangibles	11,094	0.09
(Gain) loss on real estate transactions and earnout from prior acquisitions	(1,501)	(0.01)
Unconsolidated joint venture real estate depreciation and amortization	4,233	0.03
Unconsolidated joint venture gain on sale of properties and purchase of partners’ interests	(2,857)	(0.02)
Distributions paid on Series A Preferred Operating Partnership units	(5,088)	(0.04)
Income allocated to Operating Partnership noncontrolling interests	20,064	0.16

FFO attributable to common stockholders	$331,343	$2.58

Adjustments:
Property casualty loss, net	—	—
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	3,310	0.03
Non-cash interest benefit related to out of market debt	(2,410)	(0.02)
Acquisition related costs	69,401	0.54

FFO as adjusted attributable to common stockholders	$401,644	$3.13

Weighted average number of shares – diluted(2)	128,391,862

(1)	Adjustment to account for the difference between the number of shares used to calculate earnings per share and the number of shares used to calculate FFO per share. Earnings per share is calculated using the two-class method, which uses a lower number of shares than the calculation for FFO per share and FFO as adjusted per share, which are calculated assuming full redemption of all OP units as described in note (2).

(2)	Extra Space Storage LP (the “Operating Partnership”) has outstanding preferred and common operating partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares — diluted as presented above. The computation of weighted average number of shares — diluted for FFO per share and FFO as adjusted per share also includes the effect of share-based compensation plans and shares related to the exchangeable senior notes using the treasury stock method.

ANNUAL MEETING OF STOCKHOLDERS OF

EXTRA SPACE STORAGE INC.

May 24, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

You may vote online until 9:59 p.m. Mountain Time on Monday, May 23, 2016.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to be Held on May 24, 2016:

Company’s proxy statement and accompanying annual report for fiscal year 2015 are available at www.extraspace.com/proxyonline.

i            Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.            i

¢	00003333333330000000 1 052416

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		1.	The election of the 7 members of the Board of Directors.
				FOR	AGAINST	ABSTAIN
			Kenneth M. Woolley	☐	☐	☐

			Spencer F. Kirk	☐	☐	☐

			Karl Haas	☐	☐	☐

			Diane Olmstead	☐	☐	☐

			Roger B. Porter	☐	☐	☐

			Gary B. Sabin	☐	☐	☐

			K. Fred Skousen	☐	☐	☐
		2.	Ratification of the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm.	☐	☐	☐
		3.	Advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐
		4.	To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournments or postponements thereof in the discretion of the proxy holder.

The shares represented by this proxy will be voted as instructed by the stockholder. If this proxy is executed but no instructions are specified, the shares will be voted in accordance with the recommendations of the board of directors. If any other matter is properly presented at the annual meeting, or any adjournments or postponements thereof, this proxy will confer discretionary authority on the individuals named as proxies to vote the shares in accordance with their discretion.
To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢		¢

ANNUAL MEETING OF STOCKHOLDERS OF

EXTRA SPACE STORAGE INC.

May 24, 2016

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to be Held on May 24, 2016:

The Company’s proxy statement and accompanying annual report for fiscal year 2015 are available at www.extraspace.com/proxyonline.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided.i

¢	00003333333330000000 1 052416

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		1.	The election of the 7 members of the Board of Directors.
				FOR	AGAINST	ABSTAIN
			Kenneth M. Woolley	☐	☐	☐

			Spencer F. Kirk	☐	☐	☐

			Karl Haas	☐	☐	☐

			Diane Olmstead	☐	☐	☐

			Roger B. Porter	☐	☐	☐

			Gary B. Sabin	☐	☐	☐

			K. Fred Skousen	☐	☐	☐

		2.	Ratification of the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm.	☐	☐	☐
		3.	Advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐
		4.	To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournments or postponements thereof in the discretion of the proxy holder.

The shares represented by this proxy will be voted as instructed by the stockholder. If this proxy is executed but no instructions are specified, the shares will be voted in accordance with the recommendations of the board of directors. If any other matter is properly presented at the annual meeting, or any adjournments or postponements thereof, this proxy will confer discretionary authority on the individuals named as proxies to vote the shares in accordance with their discretion.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢		¢

		0	¢

EXTRA SPACE STORAGE INC.

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, UT 84121

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned stockholder of Extra Space Storage Inc., a Maryland corporation (the “Company”), hereby revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders of the Company and the accompanying proxy statement, and hereby appoints Spencer F. Kirk and Gwyn G. McNeal as proxies, each with full power of substitution, to represent and vote all shares of common stock of Extra Space Storage Inc. held of record by the undersigned on March 28, 2016, at the annual meeting of stockholders of the Company to be held at the Extra Space Storage Inc. corporate offices located at 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, UT 84121, on May 24, 2016 at 11:00 a.m. Mountain Time, or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side.)

¢	1.1	14475	¢